EXHIBIT 99.1


Contacts:         VoiceStream Wireless            Omnipoint Communications Corp.
                  Ken Prussing                    Laura Knight
                  (877) 853-8682                  (301) 951-2517
                  ken.prussing@voicestream.com    lknight@omnipoint-corp.com

                  Aerial Communications, Inc.     Telephone & Data Systems, Inc.
                  Clarke Smith                    Mark Steinkrauss
                  (773) 399-4367                  (312) 630-1900
                  smic1@aerial1.com               mark.steinkrauss@teldta.com

             VoiceStream, Omnipoint, and Aerial Shareholders Approve
                                     Merger

February 24, 2000 - Bellevue, Washington - Bethesda, Maryland - Chicago, Illinois - VoiceStream Wireless Corporation [NASDAQ: VSTR], Omnipoint Corporation [NASDAQ: OMPT] and Aerial Communications, Inc., [NASDAQ: AERL], a subsidiary of Telephone and Data Systems Inc. [AMEX: TDS] today announced that their shareholders have overwhelmingly approved the mergers between VoiceStream and Omnipoint and VoiceStream and Aerial.

The VoiceStream/Omnipoint/Aerial combination will create one of the largest GSM companies worldwide with more than 200 million licensed pops. The combined company will be one of the largest wireless providers in the U.S., with a footprint that will place its services within the reach of most Americans.

"We are excited about the shareholder vote and appreciate their support of our management team." said John W. Stanton, chairman and chief executive officer of VoiceStream Wireless. "The combination of VoiceStream, Omnipoint, and Aerial brings together three major providers of GSM (Global System for Mobile
Communications) in the United States making the combined company one of the largest licensees in the world employing GSM technology."

Douglas G. Smith, Omnipoint's chairman, president, and CEO said, "This historic vote will create a national wireless company and provide the springboard for enormous future growth."

LeRoy T. Carlson, Jr., Aerial's chairman said, "We are very pleased that Aerial shareholders have voted overwhelmingly to approve the merger of Aerial with VoiceStream Wireless Communications. We feel certain that this merger will increase shareholder value at both Aerial and VoiceStream."

Don W. Warkentin, Aerial's president added, "Aerial customers will benefit from the merger which will allow them to continue to enjoy the benefits and features of GSM service from a very strongly positioned and the only national GSM carrier."

VoiceStream Vote
----------------
VoiceStream received all requisite shareholder approvals as the shareholders overwhelmingly approved the mergers with Omnipoint and Aerial.

Omnipoint  Merger
-----------------
Omnipointreceived   all   requisite   shareholder   approvals  as   shareholders
overwhelmingly approved the merger with VoiceStream. The VoiceStream/Omnipoint merger is expected to close shortly.

Aerial  Merger
--------------
Aerial   received  all   requisite   shareholder   approvals   as   shareholders
overwhelmingly approved the merger with VoiceStream.

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The  Aerial/VoiceStream  merger is anticipated to close in the second quarter of
2000. Although there were no petitions to deny the merger, it is still subject to approval by the Federal Communications Commission which is expected to rule shortly.

Background Information
----------------------
VoiceStream Wireless Corp. is a leading provider of wireless communications services in the western United States including Denver, Phoenix, Seattle, Salt Lake City, and Portland. VoiceStream Wireless currently provides personal communications service using the globally dominant GSM technology in eleven U.S. markets. In conjunction with joint ventures, VoiceStream currently provides PCS service in four additional markets. Additionally, Hutchison Whampoa Limited, a conglomerate headquartered in Hong Kong, is a strategic partner and major shareholder of VoiceStream. Goldman, Sachs & Co. acted as advisor to VoiceStream Wireless.

Founded in 1987, Omnipoint is a leader in commercializing PCS. Omnipoint currently provides advanced wireless communications services in the eastern United States, including New York, Philadelphia, Boston, Miami, plus midwest markets including Detroit and Indianapolis. Omnipoint Technologies, Inc. is a leading developer and supplier of wireless communication technologies, products and engineering services. Allen & Company and Lehman Brothers acted as advisors to Omnipoint Corporation.

Aerial Communications, headquartered in Chicago, provides PCS service using GSM technology in licensed areas that comprise 27.5 million of the U.S. population. Aerial's markets include Columbus, Ohio; Houston, Minneapolis, Kansas City, Pittsburgh and Tampa/Orlando/St. Petersburg. Through its roaming partners,
Aerial offers coverage coast-to-coast throughout the U.S. as well as international roaming with more than 40 wireless partners. Donaldson, Lufkin & Jenrette acted as advisor to Aerial Communications. Wasserstein Perella acted as advisor to the Aerial Communications Special Committee of independent directors.

Except for the historical and factual information presented, other information set forth in this news release represents forward-looking statements, including all statements about companies' plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: appropriate regulatory approval; conditions in the capital markets and availability of future financing; changes in the overall economy; changes in competition in the markets in which the companies operate; changes in the telecommunications regulatory environment; pending and future litigation; unanticipated changes in growth in cellular and PCS customers, penetration rates, churn rates and the mix of products and services offered. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by VoiceStream Wireless, Omnipoint, TDS and Aerial Communications with Securities and Exchange Commission.



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